EXHIBIT 10(d)20

           SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

                               GULF POWER COMPANY

            Only non-employee directors are compensated for service on the Board of Directors (the "Board") of Gulf Power Company (the "Company"). The pay components are as follows:

         o   Annual Cash Retainer Fee:       $12,000

         o   Quarterly Stock Retainer Fee:   85 shares of common stock of The
                                             Southern Company

         o   Meeting Fees:                   $1,200 for each Board meeting
                                             attended, and $1,000 for each
                                             committee meeting attended.

         At the election of the director, all or a portion of the cash retainer may be payable in common stock of The Southern Company, and all or a portion of the total cash compensation may be deferred under the Deferred Compensation Plan and all of the stock retainer may be deferred under the Deferred Compensation Plan until membership on the Board is terminated. There is no pension plan for non-employee directors.